                                                               EXHIBIT 11.1


                    COMPUTATION OF NET LOSS PER SHARE


    Basic and diluted net loss per share information for all periods is presented under the requirements of FASB Statement No. 128, "Earnings per Share." Basic loss per share has been computed using the weighted average number of common shares outstanding during the period, less shares that may be repurchased and excludes any anti-dilutive effects of options, warrants and convertible securities. Potentially dilutive issuances have also been excluded from computation of diluted net loss per share as their inclusion would be anti-dilutive.

    The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, except per share amounts):

                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                             ----------------------------
                                                 2000           1999
                                             ----------------------------
Historical:
Net loss..................................      $ (10,702)    $  (3,287)
Accretion and dividend on redeemable
  convertible preferred stock.............             --          (580)
                                             -------------- -------------
Net Loss applicable to common stockholders      $ (10,702)    $  (3,867)
                                             -------------- -------------
                                             -------------- -------------
Weighted average shares of common stock
  outstanding.............................         43,891        14,289
Less: Weighted average shares subject to
  repurchase..............................         (1,655)       (1,055)
                                             -------------- -------------
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share..............         42,236        13,234
                                             -------------- -------------
                                             -------------- -------------
  Basic and diluted net loss per share....      $   (0.25)     $  (0.25)
                                             -------------- -------------
                                             -------------- -------------

Pro forma:
Net loss...................................            --      $  3,287
                                             -------------- -------------
                                             -------------- -------------
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per shares (from above).            --      $ 13,234
Adjustment to reflect the effect of the
  conversion of preferred stock from the
  date of issuance.........................            --      $ 10,311
                                             -------------- -------------
Weighted average shares of common stock
  outstanding used in computing pro forma
  basic and diluted net loss per share.....            --      $ 23,545
                                             -------------- -------------
                                             -------------- -------------
  Pro forma basic and diluted net loss
  per share................................            --         (0.14)
                                             -------------- -------------
                                             -------------- -------------
